LPHI Announces Initial Distribution of Life Settlement Trust
Proceeds through Special Cash Dividend

WACO, TX — January 6, 2011 — Life Partners Holdings, Inc. (Nasdaq GS: LPHI),  parent company of Life Partners, Inc., announced today that its board of directors has authorized a special cash dividend payment of $0.04 per share to shareholders of record as of January 31, 2011, to be paid on or about February 15, 2011.  The decision follows the company’s research to determine the most expedient method of distributing proceeds from the company’s investment in a life settlements trust to LPHI shareholders.

Brian D. Pardo, LPHI CEO said, “After looking at a number of different structures, the board has decided the best way to distribute these proceeds is to review accumulated payouts from the trust on a quarterly basis.  When the payout accumulation reaches at least $750,000 at the end of a quarter, the board can then declare a special dividend, as it has done today.”

LPHI currently owns approximately 20% of the trust which holds a portfolio of 266 life settlements with a face value of $689 million.

This special dividend is based on the accumulated payouts from the life settlement trust and is in addition to the company’s regular quarterly dividends.

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements.”  Since its incorporation in 1991, Life Partners has completed over 126,000 transactions for its worldwide client base of over 27,000 high net worth individuals and institutions in connection with the purchase of over 6,400 policies totaling over $2.8 billion in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  The statements in this news release that are not historical statements, including statements regarding future payment of special dividends, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  For information concerning these risks and uncertainties, see our most recent Form 10-K. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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LPHI-D

FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797 or info@lifepartnersinc.com

Visit our website at: www.lphi.com

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